Exhibit 99.1

Real Goods Solar Reports Third Quarter 2012 Results

Louisville, CO, November 5, 2012 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading provider of turnkey solar energy solutions, reported results for its third quarter ended September 30, 2012.

Q3 2012 Highlights

•	Partnered with Gestamp Solar to expand Vermont’s solar footprint with 4.8MW of solar projects.

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Partnered with Eastman Companies to design and to install a 500 kW solar power system. Eastman Companies is a recognized leader in high quality real-estate developments with properties throughout New Jersey.

•

Led the design and installation of a 343kW solar power system at Big Y Foods, one of the largest independently owned supermarket chains in New England and Massachusetts. The solar power system offsets approximately 15% of the building’s annual electricity needs.

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Partnered with the Southeastern Environmental Education Alliance and the Connecticut Clean Energy Finance & Investment Authority to drive residential adoption of solar power systems in Massachusetts and Connecticut.

•	Appointed Angy Chin as interim CFO, bringing nearly a decade of executive management experience at public and private companies, including solar, e-commerce and retail.

Q3 2012 Financial Results as Compared to the Same Year-Ago Quarter

Net revenue for the third quarter of 2012 decreased 16.5% to $26.4 million from $31.6 million recorded in the same period last year. The revenue decline was primarily attributable to the direct supplying to customers by financing companies of certain components used on residential projects in order for the financiers to take advantage of expiring tax benefits (safe harbor). This unusual sourcing activity during the third quarter of 2012 reduced net revenues, but had no material impact on the company’s gross profit.

Gross profit decreased by $2.1 million to $5.7 million, or 21.8% of net revenue, for the third quarter of 2012 from $7.9 million, or 24.9% of net revenue, in the same period last year. The 310 basis point decrease in gross margin primarily reflects the reduction in the mix of residential projects which produce higher gross margins over commercial projects. The company expects a higher mix of commercial projects in 2012 over 2011.

Operating expenses were approximately 42.2% of net revenue for the third quarter of 2012 compared to 25.7% in the same period last year. The increase in operating expense is due to the unusual revenue sourcing activity, the transitional cost of centralizing resources at the company’s Colorado headquarters in preparation for the next phase of growth.

Operating loss for the third quarter of 2012 was $27.5 million compared to $0.7 million for the same quarter last year. The operating loss for the third quarter of 2012 included goodwill and other asset impairments of $22.0 million, which were evaluated based on the company’s stock trading price, recent operating losses, and financial forecast.

Net loss for the third quarter of 2012 was $39.0 million, or $1.46 per share compared to a loss of $0.5 million, or $0.02 per share, for the same quarter last year. Income tax expense was $11.5 million for the third quarter of 2012 and included a provision to establish a valuation allowance of $14.5 million to offset the company’s net deferred tax assets. Net loss for the third quarter was largely due to the aforementioned goodwill and other asset impairments charges, and the valuation allowance for our net deferred tax assets, which together amounted to $36.5 million.

Real Goods Solar has maintained its good standing with Silicon Valley Bank (SVB) and has signed a commitment letter with SVB to extend the relationship through March 2013.

First Nine Months of 2012 Financial Results

For the first nine months of 2012, net revenue decreased 4.2% to $66.1 million from $69.0 million for the same period last year. The net loss of $43.4 million for the first nine months of 2012 over the same period in the prior year is largely due to goodwill and asset impairments charges of $22.0 million, establishment of a valuation allowance for the company’s net deferred tax assets of $14.5 million, integration and reorganization costs associated with the Alteris acquisition, and the centralization of support services to Colorado.

Management Commentary

“I am excited to support the company as the interim CFO and work with Kam to deliver improved results,” said Angy Chin, Real Goods Solar interim CFO. “During the third quarter of 2012, we focused on operational excellence and greater fiscal responsibility, which included evaluating key end-to-end business processes that drove shorter lead times and cash-to-cash cycle. Furthermore, we improved controls over financial reporting which included an in-depth review of our balance sheet. We also developed matrixes for monitoring key performance indicators to drive accountability. We believe these efforts set the stage for the company to move forward with greater tenacity in delivering results.”

Kam Mofid, Real Goods Solar CEO commented, “Although the third quarter of 2012 included a number of unusual expenses and large non-cash items like goodwill impairment and deferred tax assets, it was also a quarter where we made substantial process and organizational improvements. These improvements will help us rebuild the company’s historical positive momentum in growth and profitability that we began to lose last year. We believe our momentum in the fourth quarter will pick up and will have meaningful impact on our results going forward. As an industry, the solar sector is going through a challenging time. However, the downstream business remains robust and a great part of the value chain. As one of the largest players in the downstream sector, Real Goods Solar is in a favorable position for double-digit revenue growth next year and significant improvements in financial performance.”

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its third quarter 2012 financial results tomorrow, Tuesday, November 6, 2012 at 11:00 a.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, November 6, 2012

Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)

Dial-In Number: 1-877-941-2068

International: 1-480-629-9712

Conference ID#: 4568314

Webcast: http://public.viavid.com/index.php?id=101987

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RealGoodsSolar.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 2:00 p.m. Eastern time on the same day and until November 13, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4568314

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ: RSOL) is the nation’s pioneer in delivering commercial, residential and utility turn-key solar energy solutions. Beginning with the very first photovoltaic panel sold in the U.S. in 1978, the company has installed more than 13,000 solar power systems representing 75 megawatts of clean energy. As one of the nation’s largest and most experienced solar power installers, the company has 15 offices across the West and the Northeast. Real Goods Solar makes it easy for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. For more information about Real Goods Solar, go to RealGoodsSolar.com or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Investor Relations:

Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

RSOL@liolios.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
Net revenue	$26,358	100.0%	$31,586	100.0%
Cost of goods sold	20,621	78.2%	23,733	75.1%

Gross profit	5,737	21.8%	7,853	24.9%
Operating expenses	11,138	42.3%	8,105	25.7%
Acquisition-related costs	—	—%	383	1.2%
Goodwill and other asset impairments	22,012	83.5%	—	—%

Loss from operations	(27,413)	-104.0%	(635)	-2.0%
Interest expense	(136)	-0.5%	(104)	-0.3%

Loss before income taxes	(27,549)	-104.5%	(739)	-2.3%
Income tax expense (benefit)	11,468	43.5%	(261)	-0.8%

Net loss	$(39,017)	-148.0%	$(478)	-1.5%

Weighted-average shares outstanding:
Basic	26,677		26,655
Diluted	26,677		26,655
Net loss per share:
Basic	$(1.46)		$(0.02)
Diluted	$(1.46)		$(0.02)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
Net revenue	$66,061	100.0%	$68,965	100.0%
Cost of goods sold	48,578	73.5%	50,723	73.5%

Gross profit	17,483	26.5%	18,242	26.5%
Operating expenses	29,847	45.2%	18,292	26.5%
Acquisition-related costs	—	—%	2,393	3.5%
Goodwill and other asset impairments	22,012	33.3%	—	—%

Loss from operations	(34,376)	-52.0%	(2,443)	-3.5%
Interest expense	(295)	-0.5%	(111)	-0.2%

Loss before income taxes	(34,671)	-52.5%	(2,554)	-3.7%
Income tax expense (benefit)	8,720	13.2%	(538)	-0.8%

Net loss	$(43,391)	-65.7%	$(2,016)	-2.9%

Weighted-average shares outstanding:
Basic	26,672		22,534
Diluted	26,672		22,534
Net loss per share:
Basic	$(1.63)		$(0.09)
Diluted	$(1.63)		$(0.09)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash	$3,827	$11,813
Restricted cash	—	172
Accounts receivable, net	15,411	21,539
Costs in excess of billings on uncompleted contracts	8,156	5,411
Inventory, net	6,430	12,264
Deferred costs on uncompleted contracts	723	1,313
Receivable and deferred tax assets	228	3,333
Other current assets	1,306	1,014

Total current assets	36,081	56,859
Property and equipment, net	4,517	6,930
Deferred tax assets	—	5,444
Goodwill	—	19,885
Other intangibles, net	—	390
Other assets	80	41

Total assets	$40,678	$89,549

Liabilities and shareholders’ equity
Current liabilities:
Line of Credit	$6,500	$—
Accounts payable	15,220	27,785
Accrued liabilities	2,978	3,292
Billings in excess of costs on uncompleted contracts	1,890	2,144
Payable to Gaiam	83	476
Debt	144	197
Capital lease obligations	161	126
Deferred revenue and other current liabilities	621	2,388

Total current liabilities	27,597	36,408
Related party debt	4,850	1,700
Debt, net of current portion	95	202
Capital lease obligations, net of current portion	462	433

Total liabilities	33,004	38,743

Total shareholders’ equity	7,674	50,806

Total liabilities and shareholders’ equity	$40,678	$89,549